Exhibit 10.20

AMENDMENT TO ASSIGNMENT

This Amendment to Assignment is made and entered into as of this 12th day of August, 2005, by and between Joint Enterprises, L.C., a Utah limited liability company (“Assignor”), and Amedica Corporation., a Delaware corporation (“Assignee”).

RECITALS:

A. The parties hereto entered into an Assignment, dated August 1, 2001 (the “Assignment”), whereby Assignor assigned and transferred to Assignee the right, title and interest in and to a “Self-Venting Intramedullary Cement Restrictor.”

B. The parties have agreed to modify certain of the provisions of that Assignment and desire to formalize the changes thereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Paragraph 2 is restated and amended in its entirety to read as follows:

2. Payment to Assignee. In consideration for the assignment of the Patent hereunder, Assignee agrees to pay to Assignor the following:

a. A one-time payment of $25,000.00; and

b. Royalty payment of Two Dollars Fifty Cents ($2.50) for each Device sold.

c. Assignor may, at its option, elect to receive nonqualified stock options to purchase shares of Assignee’s common stock, in lieu of cash payments, subject to approval by Assignee’s Board of Directors. The stock option exercise price, in such event, shall be as follows:

i. If Assignor elects to accept shares of stock in lieu of some or all of the $25,000 payment specified in subparagraph 2(a) above, the exercise price under the option shall be One Dollar ($1.00) per share so issued.

ii The exercise price per share under options for stock issued in lieu of royalty payments under subparagraph 2(b) above, shall be at Assignee’s then-current exercise price per share, as established by Assignee’s Board of Directors.

All other terms and conditions of the stock options shall be in accordance with Assignee’s 2003 Stock Option Plan.

2. Paragraph 3 is restated and amended in its entirety to read as follows:

3. Accounting and Payment for Royalty. The accounting and payment for the royalty shall be as follows:

a. The royalty shall be calculated on a quarterly basis; and Assignee shall pay to Assignor the amounts owing from each quarter’s sales no later than one-hundred twenty (120) days following that applicable quarter, unless Assignor elects to receive stock options, pursuant to Paragraph 2(c), above, wherein the stock options will be delivered within 30 days of the grant, which grant shall be determined on an annual basis based on an accumulation of quarterly royalty amounts for which the Assignor has elected to receive stock options in lieu of cash as set forth in subparagraph 2(c) above .

b. Assignee shall maintain separate accounting records related to the Device. Assignor or Assignor’s agents or representatives shall at all times have access to examine Assignee’s books and records relating to the Device to verify the sales and the calculation of the royalties hereunder.

3. Except as otherwise amended herein, all other provisions of that Assignment shall continue in full force and effect.

Made and entered into as of the day and year first above mentioned.

ASSIGNOR:

Joint Enterprise, L.C.
A Utah limited liability company

By:	/s/ Aaron Hofmann
Its:	Member

ASSIGNEE:

Amedica Corporation
A Delaware corporation

By:	/s/ Ashok Khandkar
Its:	PRESIDENT & CEO